    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 24, 1996
--------------------------------------------------------------------------------
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                           --------------------------

           U S WEST, INC.                           DELAWARE                             84-0926774
   U S WEST CAPITAL FUNDING, INC.                   COLORADO                             84-1028672
       U S WEST FINANCING II                        DELAWARE                             84-6283244
    (EXACT NAME OF REGISTRANT AS        (STATE OF OTHER JURISDICTION OF               (I.R.S. EMPLOYER
     SPECIFIED IN ITS CHARTER)           INCORPORATION OR ORGANIZATION)            IDENTIFICATION NUMBER)

                             7800 EAST ORCHARD ROAD
                           ENGLEWOOD, COLORADO 80111
                                 (303) 793-6500

 (Name, address, including zip code, and telephone number, including area code, of each registrant's principal executive offices)
                           --------------------------

                             STEPHEN E. BRILZ, ESQ.
                                 U S WEST, INC.
                             7800 EAST ORCHARD ROAD
                           ENGLEWOOD, COLORADO 80111
                                 (303) 793-6626
            (Name, address, including zip code, and telephone number
                   of agent for service for each registrant)

                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:
                             DENNIS J. BLOCK, ESQ.
                               AKIKO MIKUMO, ESQ.
                             WEIL, GOTSHAL & MANGES
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153
                                 (212) 310-8000
                           --------------------------
    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement, as determined by market conditions.
                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /X/ 33-57889, 33-57889-01 and 33-57889-03

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / / _____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, pleasecheck the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                     PROPOSED MAXIMUM       AMOUNT OF
                                                                                    AGGREGATE OFFERING   REGISTRATION FEE
                TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED                   PRICE (1)(2)(3)           (1)
Preferred Securities of U S WEST Financing II.....................................
Subordinate Debt Securities of U S WEST Capital Funding, Inc......................
Guarantees of Preferred Securities of U S WEST Financing II by U S WEST, Inc.
  (4).............................................................................
Guarantees of Subordinated Debt Securities by U S WEST, Inc. (4)..................
    Total.........................................................................     $80,000,000           $24,243

(1) Such indeterminate number of Preferred Securities of U S WEST Financing II as may from time to time be issued at indeterminate prices. Subordinated Debt Securities may be issued and sold to U S WEST Financing II, in which event such Subordinated Debt Securities may later be distributed to the holders of Preferred Securities upon a dissolution of U S WEST Financing II and the distribution of the assets thereof.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. The aggregate public offering price of the Preferred Securities of U S WEST Financing II and the Subordinated Debt Securities of U S WEST Capital Funding, Inc. registered hereby will not exceed $80,000,000.

(3) Exclusive of accrued interest and distributions, if any.

(4) No separate consideration will be received for any Guarantees.

--------------------------------------------------------------------------------
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
       INCORPORATION BY REFERENCE OF REGISTRATION STATEMENT ON FORM S-3,
                FILE NOS. 33-57889, 33-57889-01 AND 33-57889-03

    The Registrants hereby incorporate by reference into this Registration Statement on Form S-3 in its entirety the Registration Statement on Form S-3 (File Nos. 33-57889, 33-57889-01 and 33-57889-03) declared effective on October 31, 1995 by the Securities and Exchange Commission.

EXHIBITS

5-A           --      Opinion of Weil, Gotshal & Manges LLP
5-B           --      Opinion of Morris, Nichols, Arsht & Tunnel
5-C           --      Opinion of Stephen E. Brilz, Esq.
23-A          --      Consent of Coopers & Lybrand L.L.P.
23-B          --      Consent of Deloitte & Touche LLP
23-C          --      Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5-A)
23-D          --      Consent of Morris, Nichols, Arsht & Tunnel (included in Exhibit 5-B)
23-E          --      Consent of Stephen E. Brilz, Esq. (included in Exhibit 5-C)
24-A          --      Powers of Attorney

                                   SIGNATURES

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, U S WEST, INC. CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO, ON THE 24TH DAY OF OCTOBER, 1996.

                                          U S WEST, Inc.

                                          By        /s/  STEPHEN E. BRILZ

                                             -----------------------------------
                                                      Stephen E. Brilz
                                                     Assistant Secretary

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed below by the following directors and officers of U S WEST, Inc. in the capacities and on the date indicated.

PRINCIPAL EXECUTIVE OFFICER:

    RICHARD D. McCORMICK*                 Chairman of the Board,
                                           President and Chief
                                           Executive Officer

PRINCIPAL FINANCIAL AND ACCOUNTING
OFFICER:

    MICHAEL P. GLINSKY*                   Executive Vice
                                           President and Chief
                                           Financial Officer

DIRECTORS:

    REMEDIOS DIAZ-OLIVER*
    GRANT A. DOVE*
    ALLAN D. GILMOUR*
    PIERSON M. GRIEVE*
    ALLEN F. JACOBSON*
    RICHARD D. MCCORMICK*
    MARILYN CARLSON NELSON*
    FRANK POPOFF*
    JERRY O. WILLIAMS*

*By /s/  STEPHEN E. BRILZ
  --------------------------------------
    Stephen E. Brilz
    Attorney-in-Fact

Dated: October 24, 1996

                                   SIGNATURES

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, U S WEST CAPITAL FUNDING, INC. CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO, ON THE 24TH DAY OF OCTOBER, 1996.

                                          U S WEST Capital Funding, Inc.

                                          By        /s/  STEPHEN E. BRILZ

                                             -----------------------------------
                                                      Stephen E. Brilz
                                                          Secretary

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed below by the following directors and officers of U S WEST Capital Funding, Inc. in the capacities and on the date indicated.

PRINCIPAL EXECUTIVE OFFICER:

    JAMES T. ANDERSON*               President

PRINCIPAL FINANCIAL OFFICER:

                                     Vice President and
    RAHN K. PORTER*                   Treasurer

PRINCIPAL ACCOUNTING OFFICER:

                                     Vice President and
    JAMES R. TAUCHER*                 Controller

DIRECTORS:

    JAMES T. ANDERSON*

    MICHAEL P. GLINSKY*

*By /s/  STEPHEN E. BRILZ
-----------------------------------
    Stephen E. Brilz

    Attorney-in-Fact

Dated: October 24, 1996

                                   SIGNATURES

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, U S WEST FINANCING II CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO, ON THE 24TH DAY OF OCTOBER, 1996.

                                          U S WEST Financing II

                                          By        /s/  JAMES T. ANDERSON

                                             -----------------------------------
                                          James T. Anderson, Trustee

                                          By         /s/  RAHN K. PORTER

                                             -----------------------------------
                                          Rahn K. Porter, Trustee

                                          By            /s/  ROGER FOX

                                             -----------------------------------
                                          Roger Fox, Trustee